Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is being entered into between Edward J. Fred (“Employee”) and Taronis Fuels, Inc. (the “Company”) in connection with the Employee’s voluntary resignation of employment with the Company as of August 13, 2021 (the “Separation Date”) and to set out the terms and conditions of Employee’s separation from the Company. Employee and the Company are referred to collectively as the “Parties.”

1. Resignation of Employment. On June 16, 2021, Employee tendered his voluntary resignation from the Company (“Resignation Date”). As of the Resignation Date, Employee was not authorized to perform any duties or services for or on behalf of the Company unless specifically requested to do so in writing by the Company’s Chief Executive Office or Chief Financial Officer. As of July 11, 2021 (“Leave Date”), Employee was on an unpaid leave of absence. As of the Separation Date, Employee’s employment with the Company is terminated.

2. Severance Benefits. In consideration for Employee’s execution of this Agreement and non-revocation of the same, and agreeing to abide by the terms contained herein, the Company will:

a. Pay to Employee, as severance, the amount of $343,750, which is equal to eleven (11) months’ of Employee’s base salary at the rate in effect as of the Separation Date (“Severance”). The Company will withhold the appropriate federal, state and local taxes, as determined by the Company, from all Severance paid under this Agreement. Severance will be paid to Employee beginning on the next regular payday following the expiration of the Revocation Period set forth in Section 11 below, without revocation by Employee, and continuing thereafter in equal installments in accordance with the Company’s regular payroll practices until fully paid, provided, however, that the first payment made in accordance with this Section shall be an amount equal to the pay Employee would have received from the Leave Date through the Separation Date had Employee not been on unpaid leave during that time.

b. Pay to Employee, as a lump sum within seven (7) days following the Effective Date of this Agreement, the amount of $27,836.54, less applicable deductions and withholdings, representing the value of approximately 19.3 days of accrued but unused vacation time at the rate of Employee’s base salary in effect as of the Separation Date.

c. Provided that Employee timely elects to continue Employee’s employer-sponsored health insurance benefits via the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), pay Employee’s monthly premium for the Company–sponsored medical and/or dental plan coverage, for a period of up to eleven (11) months following the Separation Date (“COBRA Premium Payments”); provided, however, that the COBRA Premium Payments shall immediately cease prior to the end of such eleven-month period in the event, and upon the date, that Employee becomes eligible for and obtains substantially equivalent employer-offered health insurance coverage. Thereafter, Employee will be responsible for the full COBRA premium to continue coverage. If Employee is not eligible for COBRA, becomes ineligible, or fails to make timely elections and payments as required for coverage continuation under COBRA, Employee’s coverage will end. Notwithstanding the foregoing and regardless of whether Employee signs this Agreement, Employee understands that he shall have the right to COBRA continuation coverage as to any applicable benefits, which means that Employee will be entitled to buy continued health plan coverage under the normal COBRA health care continuation rules and plan terms.

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3. Further Acknowledgement. Employee acknowledges and agrees that Employee has been fully paid any and all compensation due and owing to Employee, including all wages, salary, commissions, bonuses, options, shares, stock, incentive payments, equity interests, profit-sharing payments, expense reimbursements, accrued but unused vacation pay, leave or other benefits. Employee further agrees that the Severance is not compensation for Employee’s services rendered through Employee’s Separation Date, but rather constitutes consideration for the promises contained in this Agreement, and is above and beyond any wages or salary or other sums to which Employee was entitled as a result of Employee’s employment with the Company or under any contract or law.

4. General Release. Except for any rights granted under this Agreement, Employee, for himself, and for his heirs, assigns, executors and administrators, and also on behalf of TEE Enterprises, LLC (“TEE”), which Employee represents and warrants he has authority to bind for purposes of this Agreement, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, joint ventures, investors, affiliates (including, but not limited to MagneGas Welding Supply, LLC, MagneGas IP, LLC, MagneGas Real Estate Holdings, LLC, and Taronis Technologies, Inc.), divisions, predecessors, successors, assigns, and each of their respective directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns (collectively, the “Releasees”) of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Employee ever had, may have had, now has, or that Employee’s heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of or related to Employee’s employment with the Company, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims”).

a. Released Claims. The Released Claims released include, but are not limited to, any claims for monetary damages; any claims related to Employee’s employment with the Company or the termination thereof; any claims to severance or similar benefits; any claims to expenses, attorneys’ fees or other indemnities; any claims to options or other interests in or securities of the Company, including but not limited to any claims based on any actions or failures to act that occurred on or before the date of this Agreement; and any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by Employee or by any person claiming to act on Employee’s behalf or in Employee’s interest. Employee understands that the Released Claims may have arisen under different local, state and federal statutes, regulations, or common law doctrines. Employee hereby specifically, but without limitation, agrees to release all Releasees from any and all claims under each of the following laws:

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i. Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (which prohibits discrimination on the basis of age); the Equal Pay Act (which prohibits paying unequal pay for equal work on the basis of sex, race, or ethnicity); the New York State Human Rights Law; the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York State Correction Law; the New York State Civil Rights Law; Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law; Arizona wage laws; Arizona equal pay laws; the Arizona Employment Protection Act; the Arizona Civil Rights Act; the Arizona Occupational Health and Safety Act; Arizona right to work laws; Arizona employee drug testing laws; the Arizona Medical Marijuana Act; Arizona genetic testing laws; the Arizona criminal code; or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

ii. Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and other similar state laws (known as WARN laws, which require advance notice of certain workforce reductions); the Employee Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); the Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); and any other local, state, or federal statute, regulation, common law or decision concerning payment of wages, benefits, or termination of employment.

iii. Other laws of general application, such as federal, state, or local laws enforcing express or implied employment agreements or other contracts or covenants, or addressing breaches of such agreements, contracts or covenants; federal, state or local laws providing relief for alleged wrongful discharge or termination, physical or personal injury emotional distress, fraud, intentional or negligent misrepresentation, defamation, invasion of privacy, violation of public policy or similar claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law doctrine, or decision regulating or regarding employment. Included specifically in this Release are any and all claims that Employee and/or TEE might otherwise have pursuant to:

A. That certain Employment Agreement between Employee and the Company dated on or about January 5 and/or January 6, 2021, including as amended by the First Amendment to Employment Agreement dated April 6, 2021 (together, the “Employment Agreement”), which Employee and the Company represent, warrant and acknowledge is null, void and superseded in its entirety by this Agreement; and

B. That certain Capital Markets Advisory Services Agreement between TEE and the Company dated June 9, 2020, including as amended on or about February 25, 2021 (together, the “TEE Agreement”), and Employee represents and warrants that as of the Effective Date of this Agreement, the TEE Agreement, and any other agreements or arrangements between TEE and the Company, are null, void and unenforceable.

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b. Participation in Agency Proceedings. Nothing in this Agreement shall prevent Employee from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or other similar federal, state or local agency, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB or similar federal, state or local agencies. However, by entering into this Agreement, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB or similar federal, state or local agency proceeding, including any subsequent legal action.

c. Claims Not Released. The Released Claims do not include claims by Employee for: (1) unemployment insurance; (2) worker’s compensation benefits; (3) state disability compensation; (4) previously vested benefits under any the Company-sponsored benefits plan; and (5) any other rights that cannot by law be released by private agreement.

d. Employee warrants that Employee has not previously filed or joined in any claims that are released in this Agreement and that Employee has not given or sold any portion of any claims released herein to anyone else, and that Employee will indemnify and hold harmless the Company and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.

e. Acknowledgement of Legal Effect of Release. BY SIGNING THIS AGREEMENT, EMPLOYEE UNDERSTANDS THAT EMPLOYEE IS WAIVING ALL RIGHTS EMPLOYEE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES, INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, FOR ALL OF TIME UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE IS PROMISING NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

5. Proprietary and/or Confidential Information. Employee agrees that any sensitive, proprietary, or confidential information or data relating to the Company or any of its affiliates or other Releasees as defined above, including, without limitation, trade secrets, processes, practices, pricing information, billing histories, customer requirements, customer lists, customer contacts, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities, new or developing business for the Company, technological innovations in any stage of development, the Company’s financial data, long range or short range plans, any confidential or proprietary information of others licensed to the Company, and all other data and information of a competition-sensitive nature (collectively, “Confidential Information”), and all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company reflecting such Confidential Information, that Employee acquired while an employee of the Company will not be disclosed or used for Employee’s own purposes or in a manner detrimental to the Company’s interests.

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However, please note that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the Company’s trade secrets that:

(A)	Is made

a.	In confidence to a federal, state or local government official, either directly or indirectly or to an attorney; and

b.	Solely for the purpose of reporting or investigating a suspected violation of law; or

(B)	Is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Nothing in this Agreement prohibits Employee from reporting possible violations of law to a governmental agency or self-regulatory organization, cooperating with such agency, or taking other actions protected under federal or state whistleblower law (including receiving a whistleblower award), in each case without prior notice to or authorization from the Company.

6. Return of Information and Property. Employee agrees to return to the Company all property and equipment belonging to the Company and the Releasees, including without limitation all computers including any laptop or cellular phone, hard drives, keys, passwords, and access cards, the originals and all copies (regardless of medium) of all information, files, materials, documents or other property relating to the business of the Company, the Releasees, or their affiliates, and Employee represents that all such information and items have been returned to the Company. If Employee fails to return any such property, the Company shall be entitled to deduct from the Severance an amount equal to the value of non-returned property.

7. Non-disparagement. Employee agrees that neither Employee nor TEE will make to any person or entity any false, disparaging, or derogatory comments about the Company, its business affairs, its employees, clients, contractors, agents, or any of the other Releasees. This prohibition does not preclude Employee from providing truthful testimony if compelled by law. Employee will refer all reference requests regarding Employee’s employment with the Company to the Company’s Human Resources department, who will disclose only Employee’s dates of employment with the Company, last position held, and upon Employee’s written request, final salary, in response to such reference requests. The Company agrees to direct Tobias Welo, Kevin Foti, Thomas Wetherald, Andrew McCormick, Sergey Andreevich Vasnetsov, Peter Molloy, Wilbur Ross, Rick Steinseifer, Les Graff, Mary Pat Thompson, and Jakob Ogdahl not to make to any person or entity any false, disparaging, or derogatory comments about Employee or TEE; provided, however, that nothing in this Agreement prohibits the Company or any of its past, present or future officers, directors and employees from providing truthful information in connection with any government investigation or as otherwise required by law, or in connection with a good faith effort to comply the Company’s legal or regulatory requirements.

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8. Cooperation. Employee shall cooperate with the Company in connection with any pending or future investigation by the Company or pending or future investigations (including but not limited to any subpoenas or investigations conducted by the Securities Exchange Commission), litigation, subpoena, proceeding or other matter which may be filed against or by the Company in or with any agency, court, or other tribunal and concerning or relating to any matter falling within Employee’s knowledge or former area of responsibility (the “Matters”). Employee shall provide reasonable assistance and completely truthful testimony in the Matters as needed, and the Company will reimburse Employee for all reasonable associated out of pocket expenses incurred at the request of Employer. Without diminishing Employee’s obligations to the Company in connection with this Paragraph 9, Employee specifically agrees to be interviewed, within 25 miles of his residence or virtually, by the Company or its representatives on topics, without limitation other than that they be related to the Company’s business, for a period of at least four (4) hours, no later than August 23, 2021.

9. General Provisions. This Agreement contains the entire understanding and agreement between the Parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof, including, without limitation, the Employment Agreement and the TEE Agreement, provided, however, that this Agreement does not supersede the provisions contained in any agreements between the Employee and the Company not referenced in this Agreement that were intended to continue after the termination of employment, including, but not limited to, intellectual property, and confidentiality provisions, which shall remain in effect. No other promises or agreements shall be binding or shall modify this Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties. Employee has not relied upon any representation or statement outside this Agreement with regard to the subject matter, basis or effect of this Agreement. This Agreement will be governed by, and construed in accordance with, the laws of the State of Arizona, excluding the choice of law rules thereof. Any judicial proceeding brought in connection with this Agreement, including any action for injunctive, monetary, declaratory or other relief, shall be brought in a court of competent jurisdiction in Maricopa County, Arizona, and, by execution and delivery of this Agreement, Employee (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement; and (b) irrevocably waives any objection Employee may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. The language of all parts of this Agreement will in all cases be construed as a whole, according to the language’s fair meaning, and not strictly for or against any of the Parties. This Agreement will be binding upon and inure to the benefit of the Parties and their respective representatives, successors and permitted assigns. Neither the waiver by either Party of a breach of or default under any of the provisions of the Agreement, nor the failure of such Party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder. The Parties agree to take or cause to be taken such further actions as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms, and conditions of this Agreement. This Agreement and the rights and obligations of the Parties hereunder may not be assigned by Employee without the prior written consent of the Company, but may be assigned by the Company or its successors and assigns without Employee’s permission or consent. If any one or more of the provisions of this Agreement, or any part thereof, will be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. This Agreement may be signed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one instrument.

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10. No Admission; Attorneys’ Fees. The Parties agree that nothing contained in this Agreement will constitute or be treated as an admission of liability or wrongdoing by either of them. In any action to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including reasonable attorneys’ fees.

11. ADEA Acknowledgment/Time Periods. With respect to the General Release in Section 4 of this Agreement, Employee agrees and understands that by signing this Agreement, Employee is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Employee acknowledges that Employee has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.

a. Consideration Period. Employee first received this Agreement on June 30, 2021. Employee is hereby advised to consult with a competent, independent attorney of Employee’s choice, at Employee’s expense, regarding the legal effect of this Agreement before signing it. Employee was provided with more than twenty-one (21) days from receipt of this Agreement to consider whether to execute it. Employee must execute this Agreement on the Separation Date or it will be deemed null and void. Employee and the Company agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day review period.

b. Revocation Period. Employee understands that Employee has seven (7) days following Employee’s execution of this Agreement to revoke in writing his release of ADEA claims, and in the event of such revocation the Company shall have the option, in its sole discretion, to deem the Agreement null and void in its entirety. If Employee wishes to revoke his release of ADEA claims after signing this Agreement, Employee must provide written notice of Employee’s decision to revoke the Agreement to the Company, Attention: Eric Newell, ericnewell@taronisfuels.com, by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Employee has signed this Agreement (the “Revocation Deadline”).

12. Non-Solicitation. In addition to each Employee’s obligations under any proprietary information or similar agreement, the Employee and TEE shall not for a period of one (1) year following the Separation Date, either on Employee’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company or any of the Releasees, any of their respective officers or employees; provided, however, that a general advertisement to which an officer or employee of the Company or one of its affiliates responds shall in no event be deemed to result in a breach of this Section. In addition, the Employee and TEE shall not, and shall use reasonable efforts to ensure that the Employee’s attorneys, agents, or other representatives do not, disparage or otherwise interfere in any way with the ability of the Company or Releasees to market its products or services, to retain existing customer relationships or to obtain new customer relationships. Employee further understands and acknowledges that, because of Employee’s experience with and relationship to the Company, Employee has had access to and learned about much or all of the Company’s Confidential Information and trade secrets. Employee therefore agrees and covenants that Employee will not use the Confidential Information or trade secrets to directly or indirectly interrupt, disturb or interfere with the relationships of the Company or any of its affiliates or other Releasees with any customer, supplier, consultant, independent contractor or other business partner, or to compete unfairly with the Company or any of its affiliates or other Releasees.

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13. Assignment of Rights to Intellectual Property

a. Definitions. For the purposes of this Section 13, “Intellectual Property” means any and all (1) patents, patent applications, patent disclosures (including all divisions, renewals continuations, and continuations-in-part thereof, and all Letters Patent of the U.S. which may be granted thereon and all reissues and extensions thereof, and all applications for Letters Patent which may be filed for inventions embodied by the Patents in any country or countries foreign to the U.S., and all Letters Patent which may be granted for said inventions embodied by the Patents in any country or countries foreign to the U.S. and all extensions, renewals and reissues thereof and all rights of priority in any such country or countries based upon the filing of the Patents in the U.S. which are created by any law, treaty or international convention, all of which shall be included in the term “Patent”), and inventions (whether patentable or not); (2) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith; (3) works of authorship, copyrights and copyrightable works (including computer programs and mask works) and registrations and applications thereof; (4) trade secrets, know-how and other confidential information, including any formula, process, discovery, development, design, innovation, improvement, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials), algorithms, and other forms of intellectual property (in each case, whether or not patentable or registrable under copyright, trademark, or other relevant statutes); (5) waivable or assignable rights of publicity, and waivable or assignable moral rights; (6) unregistered and registered design rights and any applications for registration thereof; and (7) database rights and all other forms of intellectual property, such as data. “Works” shall refer to all Intellectual Property made, conceived, or first actually reduced to practice by the Employee, solely or jointly with others, during Employee’s employment by the Company other than Intellectual Property that Employee develops both (i) entirely on Employee’s own time and (ii) without using the equipment, supplies, facilities, confidential information or trade secret information of the Company, unless such Intellectual Property relates at the time of conception or reduction to practice of the Intellectual Property (a) to the business of the Company, (b) to the actual or demonstrably anticipated research or development of the Company or (c) results from any work performed by the Employee for the Company.

b. Assignment of Rights. Employee hereby acknowledges and agrees that all Works are hereby deemed “work made for hire” as defined in 17 U.S.C. § 101 for the Company and all copyrights therein automatically and immediately vest in the Company. If, for any reason, any Works do not constitute “work made for hire,” Employee hereby assigns and agrees to assign to the Company (or, if otherwise directed by the Company, its successors and assigns) Employee’s full right, title and interest in and to all Works, including but not limited to (i) all of Employee’s right, title and interest in, to and under the Patents, (ii) the copyright rights in and to such Works, (iii) the trademarks included among the Works, together with the goodwill of the business symbolized by such trademarks, (iv) any applications and registrations for any of the foregoing, including the right to apply for, maintain, and renew the same, and (iv) with all rights of action and claims for damages and benefits arising because of past infringement of said patent, trademark, and/or copyright rights in such Works. To the extent that any of Employee’s pre-existing Intellectual Property is incorporated in or combined with any Works or otherwise necessary for the use or exploitation of any Works, Employee hereby grants to the Company an irrevocable, worldwide, perpetual, royalty-free, fully paid-up, non-exclusive license to use, publish, reproduce, perform, display, distribute, modify, prepare derivative works based upon, make, have made, sell, offer to sell, import, and otherwise exploit such preexisting Intellectual Property and derivative works thereof. The Company may assign, transfer, and sublicense (through multiple tiers) such rights to others without Employee’s approval.

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c. Further Assurances. Employee further agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights or related documents (including, as applicable, inventor declarations) and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Works, or any portion thereof, to the Company and to permit the Company to enforce any and all rights in patents, copyrights, trademarks, trade secrets, or other proprietary rights to the Works. In the event the Company is unable, after reasonable effort, to obtain Employee’s signature on any such documents, Employee hereby irrevocably designates and appoints the Company as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Works with the same legal force and effect as if Employee had executed them. Employee agrees that this power of attorney is coupled with an interest. Employee hereby authorizes and requests the Commissioner of Patents of the U.S., and any Official of any country or countries foreign to the U.S., whose duty it is to issue patents on any applications of Employee submitted by or on behalf of the Company, to issue all Letters Patent for said inventions to the Company, its successors and assigns, in accordance with the terms of this instrument.

d. Exception to Assignments. Employee understands that Employee is not obligated to assign any Works that are not assignable under the law of a state where Employee works. Employee will advise the Company promptly in writing of any Works that Employee believes are not assignable under the law of a state where Employee works.

e. Retroactive Effect. This Section 13, including the assignments, licenses, and waivers set forth in this Section 13: (a) will have retroactive effect beginning on the earliest date that Employee performed any work or services for the Company or any of its Affiliates, whether or not such date is prior to the date of this Agreement; and (b) will survive any expiration or termination of any employment or engagement of Employee by the Company or any of its Affiliates.

f. Notice of Immunity Under the Economic Espionage Act of 1996, as Amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement: (a) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (b) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

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14. Internal Revenue Code Section 409A: The Parties intend to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All payments under this Agreement are intended to either be exempt from or comply with the requirements of Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. The Parties expressly understand that the provisions of this Agreement shall be construed and interpreted to avoid the imputation of any additional tax, penalty or interest under Section 409A and to preserve (to the nearest extent reasonably possible) the intended benefits payable to Employee hereunder. Each Severance Payment under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any deductions for money or property that Employee owes to the Company, offset or otherwise reduce any sums that may be due or become payable to or for the account of Employee with respect to any arrangements other than pursuant to the terms of this Agreement, from amounts that constitute deferred compensation for purposes of Section 409A and except as required by law. Employee’s right to any deferred compensation, as defined under Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid additional tax, penalties and/or interest under Section 409A. Nothing herein, including the foregoing sentence, shall change the Company’s rights and/or remedies under the Agreement and/or applicable law. In no event shall the Company be liable for any penalties, costs, damages, levies or taxes imposed on Employee pursuant to Section 409A.

15. Severability. In the event any provision of this Agreement is found unenforceable by a court of competent jurisdiction, that provision will be deemed modified to the extent necessary to allow enforceability of the provision as so limited. Additionally, where permitted by law, if any of the restrictions contained in this Agreement are determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time, or being too extensive in any other respect, then the court or adjudicator shall interpret and modify such restriction(s) to be effective for the maximum period of time for which it/they may be enforceable, and to the maximum extent in all other respects as to which it/they may be enforceable. If such restrictions cannot be modified, they shall be severed.

16. Execution. Employee understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Employee signs but then timely revokes his ADEA release before the Revocation Deadline and the Company exercises its right to deem the entire Agreement null and void or (2) the Agreement is not signed by Employee on the Separation Date.

[Signature page follows.]

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By signing below, Employee represents and warrants that EMPLOYEE has full legal capacity to enter into this Agreement, Employee has carefully read and understands this Agreement in its entirety, has had a full opportunity to review this Agreement with an attorney of Employee’s choosing, and has executed this Agreement voluntarily, without duress, coercion or undue influence.

IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have agreed to the terms and conditions of this Agreement as of the date first set forth below.

EMPLOYEE:

By:	/s/ Edward J. Fred
Name:	Edward J. Fred

Date:	August 13, 2021

TARONIS FUELS, INC.

By:	/s/ Kevin C. Foti
Name:	Kevin C. Foti
Title:	President and CEO

Date:	August 13, 2021

[Signature page to Edward J. Fred Separation Agreement and General Release]

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